Exhibit 99.1

News Release	For Immediate Release
February 17, 2009
Greer Bancshares Incorporated	For Additional Information
1111 West Poinsett Street	Contact: Ken Harper
Greer, SC 29650	Phone: (864) 848-5104

Greer Bancshares Incorporated Reports Fourth Quarter 2008 Earnings

GREER, SC —Greer Bancshares Incorporated, the parent company of Greer State Bank, today reported net income of $677,000, or $0.27 cents per diluted share for the quarter ended December 31, 2008, compared to net income of $858,000 or $0.34 cents per diluted share for the fourth quarter of 2007. Quarterly income results were positively impacted by the tax benefit of approximately $2,500,000 associated with the third quarter non-cash other than temporary impairment charge of $7,935,000. This charge was almost exclusively due to a significant decrease in market value of a Fannie Mae preferred stock investment which resulted from the Department of the US Treasury’s conservatorship action with respect to Fannie Mae. For the year, the Bank will recognize a net loss of $5,440,000 or $(2.19) per diluted share, which compares to net income in 2007 of $2,606,000, or $1.04 per diluted share. During the fourth quarter, the Bank also increased its loan loss reserve to $5,127,304, which compares to $2,232,703 as of December 31, 2007, in an effort to appropriately recognize and support portfolio weaknesses resulting from softer economic conditions.

Greer State Bank’s asset base has increased by 12.2% over the past year to $437.1 million as of December 31, 2008, in comparison to total assets of $389.7 million at December 31, 2007. Loans outstanding as of December 31, 2008 amounted to $311.4 million, up 18.4% over loan totals as of December 31, 2007, while total deposits increased by 15.3% to $282.1 million.

It should be noted that prior to year end, Greer Bancshares was informed that its application for capital funding under the US Treasury’s Capital Purchase Plan was approved. This equity capital transaction was successfully closed and consummated on January 30, 2009, which served to increase the company’s risk-based capital ratio to 11.73%, which compares to the 10% threshold necessary to be considered “well-capitalized.”

Ken Harper, President and Chief Executive Officer reports: “In 2008, we along with many other financial institutions experienced somewhat of a perfect storm in terms of economic adversity. From the unprecedented rate and degree of reduction in the Fed Funds target rate, to the US Treasury’s actions and negative effect on Fannie Mae preferred stock valuations, and the overall turmoil in the national and global economies, the Bank certainly faced its share of adversity. We are pleased to have a team that is understanding and aware of the challenges that we will continue to face in the coming months and quarters, and are committed and focused on meeting our challenges head on.

We have trimmed controllable expenses where appropriate, and continue to take necessary measures to appropriately manage credit risk and operate profitably in 2009, while continuing to diligently protect and grow deposit market share in Greer and surrounding areas.”

Greer State Bank is now in its twentieth year of operations and serves the greater Greer community with three branch offices and one loan production office, and a fourth branch office in the Taylors community. Greer Bancshares Incorporated is quoted on the Over-the-Counter Bulletin Board under the symbol GRBS.

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Forward-looking and Cautionary Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, future economic performance, plans and objectives of management for future operations, and projections of revenues and other financial items that are based on the beliefs of management, as well as assumptions made by, and information currently available to, management. The words “may,” “will,” “anticipate,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “may,” and “intend,” as well as other similar words and expressions, are intended to identify forward-looking statements. Actual results may differ materially from the results discussed in the forward-looking statements. The Company’s operating performance is subject to various risks and uncertainties including, without limitation:

•	significant increases in competitive pressure in the banking and financial services industries;

•	changes in the interest rate environment which could reduce anticipated or actual margins;

•	changes in political conditions or the legislative or regulatory environment;

•	the level of allowance for loan losses;

•	the rate of delinquencies and amounts of charge-offs;

•	the rates of loan growth;

•	adverse changes in asset quality and resulting credit risk-related losses and expenses;

•

general economic conditions, either nationally or regionally and especially in our primary service area, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality;

•	changes occurring in business conditions and inflation;

•	changes in technology;

•	changes in monetary and tax policies;

•	loss of consumer confidence and economic disruptions resulting from terrorist activities;

•	changes in the securities markets; and

•	other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.

For a description of factors which may cause actual results to differ materially from such forward-looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and other reports from time to time filed with or furnished to the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made. The Company undertakes no obligation to update any forward-looking statements made in this release.